Exhibit 10.36

AMENDMENT

TO THE

2011 STOCK INCENTIVE PLAN OF

HONEYWELL INTERNATIONAL INC.

AND ITS AFFILIATES

The 2011 Stock Incentive Plan of Honeywell International Inc. and Its Affiliates (the “Plan”) is hereby amended by replacing Section 4.6(a) in its entirety with the following Section 4.6(a):

“(a)      Vesting. Except for Other Stock-Based Awards granted as Performance Awards and except as provided in Section 5.1 or 5.3, restrictions on Other Stock-Based Awards will lapse, in the discretion of the Committee, over a period of three years from the date of grant or any longer period that is specified in the Award Agreement. If the restrictions on Other Stock-Based Awards have not lapsed or been satisfied as of the Participant’s Termination of Employment, except as otherwise provided in an Award Agreement, the Shares will be forfeited by the Participant if the termination is for any reason other than Full Retirement, death or Disability of the Participant or a Change in Control occurs.”